UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. SARDAR BIGLARI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Item 1:  On December 12, 2011 Biglari Holdings Inc. issued the following press release:

FOR IMMEDIATE RELEASE

GLASS, LEWIS & CO. RECOMMENDS ELECTING SARDAR BIGLARI
TO THE BOARD OF CRACKER BARREL

SAN ANTONIO, TX — December 12, 2011 — Sardar Biglari, Chairman and Chief Executive Officer of Biglari Holdings Inc. (NYSE: BH), announced today that Glass, Lewis & Co., a leading proxy advisory firm, has recommended that stockholders of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) vote the GOLD proxy card. The Glass Lewis report is detailed, comprehensive, appropriately framed the problems, and logically assessed its decision.

Key excerpts from the report:

“To summarize our analysis, in this case we believe shareholder support for [Biglari] is warranted in light of the following concerns at the Company: (i) underperforming total shareholder returns during short and medium terms; (ii) significant and sustained discounted market valuations over long periods; (iii) stagnant or declining operational performance for long periods at both the unit level and company level; (iv) board entrenchment, evidenced by long tenures and delayed reactions to shareholder concerns; (v) poor executive pay policies; (vi) questionable leadership structure until recently; and (vii) somewhat reactionary positive changes for which we give partial credit to [Biglari].”

“Instead, we believe [Biglari] would be a good addition to the board based on the following: (i) properly aligned motivations as a result of a large ownership stake; (ii) relevant industry experience, (iii) successful track record of engineering an operational turnaround and generating shareholder value, (iv) new and external views to contribute to board discussions; and (v) credit for some positive changes recently implemented at the Company.”

“In this case, we believe [Biglari] has identified areas of concern, both operationally and governance related, and we find grounds on which to support the notion that the election of the [Biglari] nominee is likely to result in a superior outcome for Cracker Barrel and its shareholders.”

“We side with [Biglari] in identifying a number of concerns at Cracker Barrel, including: (i) under-performance and under-valuation compared to peers; (ii) declining store-level operating performance; (iii) stagnant financial performance; (iv) questionable compensation, governance and reporting practices; and (v) reactive responses to shareholder issues and interests.”

“We find some validity in [Biglari’s] concern that appointing the outgoing CEO as executive chairman to apprentice or season the incoming CEO makes sense only if the performance of the outgoing CEO has been praiseworthy. In Cracker Barrel’s case, we believe there’s at least some reason for shareholders to be skeptical if this is the most appropriate leadership structure, considering the less than stellar performance highlighted above and that Mr. Woodhouse remains in charge of some business aspects.”

“Despite the Company’s [recent] actions, problems remain. Customer traffic is still declining, though trending up from more negative to less negative, sales growth is marginal, long-tenured directors who received over 20% opposition from shareholders at previous meetings remain on the board, financial-reporting transparency isn’t where it could be and some questions linger regarding the Company’s leadership structure….In short, we view the Company’s recent actions as too little, too late.”

“[Biglari] brings ownership representation, relevant experience and constructive ideas to the board. Mr. Biglari has a track record of engineering an operational turnaround at Steak n Shake and enhancing shareholder value.”

Glass Lewis not only recommends voting the GOLD proxy card to elect Sardar Biglari but also recommends withholding votes for Jack Lowery.

Glass Lewis also agreed with our recommendation to vote against the poison pill. We do not believe there is a reason to have a poison pill, given the protection awarded by the Tennessee statutes. We believe shareholders should send a very persuasive, strong message that a poison pill is shareholder-unfriendly whether the threshold is at 10%, 15% or at any other arbitrary level. There should not be differential treatment against those shareholders seeking to hold the Cracker Barrel Board accountable. All shareholders should be treated the same whether they file a 13G or a 13D. We must end this counterproductive, limiting of the purchase of shares.

Glass Lewis also agreed with our views on compensation. Commenting on compensation arrangements set by the Cracker Barrel board, Glass Lewis continued, “[W]e are gravely concerned that the entirety of STI and LTI [short-term incentive and long-term incentive] compensation is contingent upon the achievement of simple operating income hurdles….Ultimately, we believe a sizable portion of awards granted under both incentive plans are linked to loose performance criteria that are not sufficiently objective. Given that the performance hurdle under the STI plan is extremely forgiving — the Company has not reported annual operating income under $90 million since 1994 (as noted by [Biglari] in a DEFC14A filing dated November 9, 2011), which is the threshold performance level established under the plan — we find the hurdle-based structure of the plans to be particularly troubling.” Glass Lewis also said, “[T]he Company has a history of paying more in executive compensation than peers during years when it performed worse than peers.”

Sardar Biglari, in response to the report, stated, “Glass Lewis shares our view that the Company has had lackluster performance, and it correctly concludes that there is compelling necessity for change.” Mr. Biglari added, “I have made a commitment to own the stock for the long haul. I am resolved to prevail for we have a large financial stake, and I believe Cracker Barrel has enormous potential for significant gain, one that will be realized only with the right leadership in the boardroom.”

Shareholders should note that the threshold required for a shareholder to attain a Glass Lewis recommendation in an election contest is exceedingly high. Glass Lewis states its criteria clearly: “In general, we are reticent to recommend in favor of dissident nominees unless (i) there are serious problems at the company and the dissident has a plan and the ability to solve those problems, or (ii) the current board has undertaken actions to the detriment of shareholders (or failed to implement actions to the benefit of shareholders).” By recommending that Cracker Barrel shareholders vote on the GOLD proxy card, Glass Lewis concluded that Biglari Holdings has made a compelling argument for change, one that is in the best interests of shareholders.

* * *

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biglari Holdings Inc., an Indiana corporation (“Biglari Holdings”), together with the other participants named below, has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and accompanying proxy card to be used to solicit votes for the election of Sardar Biglari to the Board of Directors of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), at the 2011 annual meeting of shareholders of the Company.

BIGLARI HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, AND WILL CONTAIN, IMPORTANT INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834, BANKS AND BROKERS CALL COLLECT AT (212) 750-5833.

The participants in this proxy solicitation are Biglari Holdings, Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund, L.P., a Delaware limited partnership (the “Lion Fund”), and Sardar Biglari.

As of the date hereof, Biglari Holdings directly owns 2,147,887 shares of Common Stock of the Company.  As of the date hereof, the Lion Fund directly owns 140,100 shares of Common Stock.  Each of BCC, as the general partner of the Lion Fund, and Biglari Holdings, as the parent of BCC, may be deemed to beneficially own the shares of Common Stock directly owned by the Lion Fund.  Mr. Biglari, as the Chairman and Chief Executive Officer of each of BCC and Biglari Holdings, may be deemed to beneficially own the shares of Common Stock directly owned by Biglari Holdings and the Lion Fund.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Item 2: On December 12, 2011 Biglari Holdings Inc. also issued the following press release:

FOR IMMEDIATE RELEASE

CRACKER BARREL SHOULD AGREE WITH GLASS LEWIS

SAN ANTONIO, TX — December 12, 2011 — Biglari Holdings Inc. (NYSE: BH) encourages every shareholder of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL), particularly institutional ones, to fully read the report of Glass Lewis & Co. Glass Lewis accurately depicted the issues facing shareholders. In our view, the reason the Board of Cracker Barrel does not agree with the report is because Glass Lewis relied on facts and public information not on ambiguous, nebulous, and faulty rhetoric.

As Glass Lewis said accurately, “Cracker Barrel’s performance has been poor compared to peers over short, medium and long periods using a variety of metrics. Our concerns include stagnant sales, below-average earnings growth and declining customer traffic. The results unfortunately justify Cracker Barrel’s persistent discounted market valuation. Combined, the shareholder return performance, operational performance and discounted valuation are severe enough, in our view, to warrant a board-level change.”

Clearly, the most recent amendment to its poison pill discourages any shareholder from being both a significant owner and 13D filer — and is a marker of a board interested in protecting itself. Despite the Company’s attempt to appear reasonable, once one reads the fine print, the intentions are quite transparent. Plainly, Glass Lewis has been seeing through the Board’s actions.  Glass Lewis cited “governance-related concerns. These include certain hallmarks of an entrenched board….”

Glass Lewis added, “Ultimately, despite the Company’s concerns regarding Mr. Biglari….we believe [Mr. Biglari’s] track record of increasing shareholder value and improving operation performance would benefit the Cracker Barrel board. We discount many of the board’s concerns, which are perhaps typical of an entrenched board during a proxy fight.”

“In sum, we believe performance, operational and governance problems exist at Cracker Barrel, which when combined, are severe enough to warrant a change at the Company. Despite the Company’s recent positive changes, which were at least somewhat reactionary to [Biglari’s] prodding, problems remain at the Company….[W]e believe Mr. Biglari still has much to contribute to the board that would potentially enhance value for all shareholders.”

We urge you to vote as Glass Lewis recommends:

“Accordingly, we recommend that shareholders use Biglari’s GOLD proxy card.”

* * *

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biglari Holdings Inc., an Indiana corporation (“Biglari Holdings”), together with the other participants named below, has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and accompanying proxy card to be used to solicit votes for the election of Sardar Biglari to the Board of Directors of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), at the 2011 annual meeting of shareholders of the Company.

BIGLARI HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, AND WILL CONTAIN, IMPORTANT INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834, BANKS AND BROKERS CALL COLLECT AT (212) 750-5833.

The participants in this proxy solicitation are Biglari Holdings, Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund, L.P., a Delaware limited partnership (the “Lion Fund”), and Sardar Biglari.

As of the date hereof, Biglari Holdings directly owns 2,147,887 shares of Common Stock of the Company.  As of the date hereof, the Lion Fund directly owns 140,100 shares of Common Stock.  Each of BCC, as the general partner of the Lion Fund, and Biglari Holdings, as the parent of BCC, may be deemed to beneficially own the shares of Common Stock directly owned by the Lion Fund.  Mr. Biglari, as the Chairman and Chief Executive Officer of each of BCC and Biglari Holdings, may be deemed to beneficially own the shares of Common Stock directly owned by Biglari Holdings and the Lion Fund.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Item 3: The following materials were posted by Biglari Holdings Inc. to http://www.enhancecrackerbarrel.com:

Item 4: On December 12, 2011, Biglari Holdings Inc. also issued the following press release:

FOR IMMEDIATE RELEASE

SARDAR BIGLARI LETTER TO SHAREHOLDERS OF
CRACKER BARREL OLD COUNTRY STORE, INC. (REISSUED)

SAN ANTONIO, TX — December 12, 2011 — Sardar Biglari, Chairman and Chief Executive Officer of Biglari Holdings Inc. (NYSE: BH), on Friday, December 9, issued the following letter to shareholders of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL).  Click here to see the shareholder letter in its original form.

Dear Fellow Stockholders:

In my last letter to you, as of November 14, I expressed my views on Cracker Barrel in a 10 page letter.  The letter supplied you with the information I felt was necessary to judge the operating performance of Cracker Barrel. The Board in its further responses has sent shareholders several missives including what I believe to be many logical fallacies — i.e., argumentum ad hominem — that predominantly attack me rather than my ideas. The Board, led by Chairman Woodhouse, is diverting your attention from Cracker Barrel’s lugubrious operating performance. Their record speaks for itself, and no rhetoric can conceal the facts. Let’s review the Board’s performance by repeating a few salient truths which over the last seven years have marred its decisions:

•	The Board has spent $615 million in capital, yet operating profit over the same time period declined!
•	Customer traffic declined 26 out of the last 29 quarters.
•	Customer traffic declined a cumulative 15%.
•	Operating income per store declined by a cumulative 13%.

These are not my opinions; they are facts. Reality-based facts are all one needs to know to assess the operating performance of the Board. It is difficult, almost impossible, to argue against bare facts.

To fix a faulty trend is, first, to admit that the results have not been satisfactory. But Ms. Cochran writes in her December 2 letter, “Given our long-term track record of success, including outperforming Knapp-Track on traffic and sales for 18 of the past 21 quarters, we are not a ‘broken company.’” The only phrase I agree with in her statement is that Cracker Barrel is not a broken company. But her failing to acknowledge the truth that traffic has been negative in 26 out of the last 29 quarters and instead state that the Company has had a “long-term track record of success” is a clear, overt overstatement. I believe the Board is skirting a valid admission that the brand has not lived up to its potential.  Simply put, these facts demonstrate that Cracker Barrel has not had a “long-term track record of success.”

Consequently, this proxy contest is a referendum on the Company’s poor operating performance.  Plainly, Cracker Barrel is an A+ brand but has failed to achieve an A+ performance.

Instead of focusing on a defense on their own performance, Chairman Woodhouse and his Board attempt in a shareholder presentation to discredit my operational performance at Steak n Shake by asserting quite erroneously that I have “slashed operational investment at Steak n Shake – focused only on [the] short-term.” This statement is categorically misleading and mischaracterizes the facts. On the contrary, I have made significant operational investments: I have increased spending in training, product quality, menu innovation, improved ambiance, among other customer-centric enhancements. The real test is how Steak n Shake has performed; on that objective assessment, both top line and bottom line soared. Our record speaks for itself. Here are a few dominant and conspicuous facts from the time I assumed control:

•	Customer traffic increased a cumulative 28%.
•	Customer traffic has been up 11 consecutive quarters.
•	Pre-tax earnings went from a loss of $33 million in 2008 to a gain of $38 million in 2010.
•	Operating income per store has increased every year.

But this contest is not about Steak n Shake. It’s about Cracker Barrel’s failing to perform up to its potential. Because we are professional investors and have deep operations experience, we are convinced that with the right board direction Cracker Barrel can do much better and deliver far higher shareholder returns.

* * *

In my prior letter I compared Cracker Barrel’s shareholder returns to those of a widely used index, the S&P Restaurant Index, a capitalization-weighted index of the restaurant companies in the S&P 500 Index. The S&P Restaurant Index is the one I have used for our own company. While the Board also compares itself to the S&P 500 Index, it objects to my comparing Cracker Barrel to the restaurant companies within the S&P 500 Index.  Instead, the Board prefers the S&P 600 Restaurant Index.

It is important to note that judging a company according to a peer group invites disagreement, for reasonable, knowledgeable parties can readily reach divergent views in determining the appropriate group of peers. Notwithstanding, in our judgment, the S&P 1500 Restaurant Index (which includes Cracker Barrel) with an aggregate market capitalization of approximately $176 billion is a more appropriate benchmark than the S&P 600 Restaurant Index, which has an aggregate market capitalization of approximately $10 billion.  Accordingly, we believe that the S&P Restaurant Index and S&P 1500 Restaurant Index are better representations of the performance of the restaurant industry.  To make the comparisons even more equitable, we have done the assessment on both market capitalization-weighted and equal-weighted basis. The equal-weighted indices negate the effect of constituents with larger market capitalizations.

Relative Shareholder Returns
	Total Shareholder Returns
	1-Year	3-Year	5-Year	7-Year	10-Year
Cracker Barrel	(19.7%)	63.5%	10.2%	26.7%	111.0%
S&P Restaurant Index	22.9%	70.3%	103.5%	202.8%	333.6%
S&P 600 Restaurant Index	(4.4%)	30.2%	(7.6%)	11.8%	90.3%
S&P 1500 Restaurant Index	21.5%	70.2%	82.0%	150.4%	260.4%

Relative Shareholder Returns - Equal Weight
	Total Shareholder Returns
	1-Year	3-Year	5-Year	7-Year	10-Year
Cracker Barrel	(19.7%)	63.5%	10.2%	26.7%	111.0%
S&P Restaurant Index (Equal Weight)	31.6%	156.9%	162.2%	245.0%	392.8%
S&P 600 Restaurant Index (Equal Weight)	0.6%	43.2%	1.9%	26.8%	143.2%
S&P 1500 Restaurant Index (Equal Weight)	8.3%	66.8%	34.3%	74.4%	200.0%
All share prices used to calculate Total Shareholder Return and market capitalization are as of September 30, 2011.
The data has been prepared by Zacks Investment Research, Inc. Used with permission. All rights reserved. Copyright 1979-2011 - Index Data Source: Copyright Standard and Poor’s, Inc., a division of McGraw Hill.  Used with permission. All rights reserved.

Exhibit A contains further information on the aforementioned indices, including the identities of the companies that constitute these indices. We believe we have supplied you with all the relevant information you need to arrive at your own conclusion.

* * *

Another area in which the Board presents mixed messages is on directors’ qualifications necessary to serve on the Board. The Board has told you that it takes issue with appointing me because it finds conflict in appointing a “director who was a director or officer of another restaurant company.” Yet an officer of Cracker Barrel, Vice President Walter Tyree, is currently sitting on the board of CEC Entertainment, the operator of Chuck E. Cheese’s restaurants. We suspect that the Board and management did not take issue with Mr. Tyree’s sitting on the board of CEC Entertainment because it is quite commonplace for a director or officer of one restaurant company to sit on the board of another. In fact, in roughly 50% of all publicly traded restaurant companies, a board member is also a director or officer of another restaurant firm. In some cases, the same individual sits on three boards of restaurant companies. Again, to make sure you have been supplied with facts, I have enclosed for your knowledge on Exhibit B the information on these situations.

 In addition, the Board laid out in its own proxy statement the qualifications it is seeking in a director: “We believe that directors with experience in significant leadership positions over a long period of time, especially chief executive officer positions, provide the Company with strategic thinking and multiple perspectives.” It added, “As a company that relies upon the strength of our brand, we seek directors who are familiar with the restaurant and retail industries.” I believe I have the exact qualifications laid out in Cracker Barrel’s own proxy: (1) CEO-level experience leading an organization of 20,000 plus employees, (2) turnaround and restaurant experience, and (3) capital markets and board level experience.  Furthermore, we are the largest owners of the Company with an ownership of just under 10% — a multiple of the amount of stock owned by all the directors and officers of Cracker Barrel combined.

* * *

The Board continuously states that I am seeking control. On the contrary, we filed a regulatory requirement with the Federal Trade Commission (FTC) and the Department of Justice. As part of our FTC filing we specifically wrote to Cracker Barrel and provided a copy to the FTC stating that “Biglari Holdings is not seeking to acquire control of Cracker Barrel.” Furthermore, under Tennessee law, there are strict anti-takeover laws. I have included in Exhibit C excerpts of the statutes. In the face of these facts, the Board keeps on asserting that I am seeking control.

In my last letter to you, I discussed investments in which we owned in excess of 5%, filed a Schedule 13D with the SEC, and exited these investments in transactions that unlocked value for all shareholders — i.e., Western Sizzlin Corp., Friendly Ice Cream Corp., Fremont Michigan InsuraCorp, Inc. and Penn Millers Holding Corp. In addition to these closed 13D positions, there are currently three ongoing 13D investments (Biglari Holdings, CCA Industries, Inc. and ITEX Corporation, the latter two are trading below our cost basis).  The purpose of my discussion was not simply to highlight winning investments but to convey to you that not all my investments are made with the ultimate goal of gaining control; our goal is to maximize profit. We believe our position as a significant shareholder of the referenced companies enabled us to exert varying degrees of influence. (I am Chairman and CEO of Western and a director of CCA Industries.) In essence, my past investments demonstrate the flexibility of my investment approach which is dynamic and reliant on a variety of factors.

Of course, I cannot guarantee future performance in Cracker Barrel or in any investment. Besides stating the obvious, you should also recognize clearly that I am only seeking one board seat out of eleven on the Board of Cracker Barrel; even if I win, there is no assurance that my ideas would be implemented. However, I certainly anticipate that my involvement will advance thinking, raise expectations, and begin a process for the owners to earn an adequate return on their investment.

* * *

The annual meeting of stockholders for Cracker Barrel can be a highly productive turning point for the Company’s customers, employees, and shareholders. It is time for ownership to be properly represented on the Board. I lay my reputation on the line that I am in the stock for the long run, that I have your best interests in mind, and that I will do my best to help improve Cracker Barrel’s operating performance.

It is imperative that you vote and return only the GOLD proxy card. Do not mail the white proxy card sent to you by the Company.

I look forward to serving you as a productive steward of your capital.

Sincerely,

/s/ Sardar Biglari

Sardar Biglari

EXHIBIT A

Relative Shareholder Returns
	Total Shareholder Returns
	1-Year	3-Year	5-Year	7-Year	10-Year
Cracker Barrel	(19.7%)	63.5%	10.2%	26.7%	111.0%
S&P Restaurant Index	22.9%	70.3%	103.5%	202.8%	333.6%
S&P 600 Restaurant Index	(4.4%)	30.2%	(7.6%)	11.8%	90.3%
S&P 1500 Restaurant Index	21.5%	70.2%	82.0%	150.4%	260.4%
Relative Shareholder Returns - Equal Weight
	Total Shareholder Returns
	1-Year	3-Year	5-Year	7-Year	10-Year
Cracker Barrel	(19.7%)	63.5%	10.2%	26.7%	111.0%
S&P Restaurant Index (Equal Weight)	31.6%	156.9%	162.2%	245.0%	392.8%
S&P 600 Restaurant Index (Equal Weight)	0.6%	43.2%	1.9%	26.8%	143.2%
S&P 1500 Restaurant Index (Equal Weight)	8.3%	66.8%	34.3%	74.4%	200.0%

	Number of Constituents	Cumulative Market Cap ($ Billions)
S&P Restaurant Index	5	156.6
S&P 600 Restaurant Index	16	10.4
S&P 1500 Restaurant Index	26	176.0

Notes

The S&P Restaurant Index is a widely used capitalization-weighted index of the restaurant companies in the S&P 500 Index. Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”) in its November 21, 2011 letter compared itself to the S&P 500 Index but not to the restaurant companies in the S&P 500 Index. Instead, Cracker Barrel compared itself to the S&P 600 Restaurant Index. We believe the S&P Restaurant Index and the S&P 1500 Restaurant Index are more appropriate benchmarks than the S&P 600 Restaurant Index. As disclosed above, the 16 companies that comprise the S&P 600 Restaurant Index have an aggregate market capitalization of only $10.4 billion, of which Cracker Barrel represents approximately 8.8%. In contrast, the S&P 1500 Restaurant Index is comprised of 26 companies with aggregate market capitalization of $176.0 billion, of which Cracker Barrel represents only approximately 0.5%. Accordingly, we believe that the S&P Restaurant Index and S&P 1500 Restaurant Index are broader representations of the performance of the restaurant industry.

Cracker Barrel is a constituent of both the S&P 1500 Restaurant Index and the S&P 600 Restaurant Index. All share prices used to calculate Total Shareholder Return and market capitalization are as of September 30, 2011.

The S&P Restaurant Index is a capitalization-weighted index of the restaurant companies in the S&P 500 Index. The S&P Restaurant Index is comprised of Darden Restaurants Inc., Chipotle Mexican Grill Inc., McDonald’s Corp., Starbucks Corp., and Yum! Brands Inc.

The S&P 600 Restaurant Index is a capitalization-weighted index of the restaurant companies in the S&P 600 Index. The S&P 600 Restaurant Index is comprised of BJ’s Restaurants Inc, Biglari Holdings Inc., Buffalo Wild Wings, CEC  Entertainment Inc., Cracker Barrel Old Country Store Inc., DineEquity Inc., Jack in the Box Inc., O’Charleys Inc., PF Chang’s China Bistro Inc., Papa John’s Intl Inc., Peets Coffee & Tea Inc., Red Robin Gourmet Burgers, Ruby Tuesday Inc., Ruth’s Hospitality Group, Inc., Sonic Corp. and Texas Roadhouse.

The S&P 1500 Restaurant Index is a capitalization-weighted index of the restaurant companies in the S&P 1500 Index. The S&P 1500 Restaurant Index is comprised of all companies included in the S&P Restaurant Index and S&P 600 Restaurant Index, as well as Bob Evans Farms, Brinker Intl Inc., Cheesecake Factory Inc., Panera Bread Co., and The Wendy’s Company.

The S&P Restaurant Index (Equal Weight) is derived from, and has the same constituents as, the capitalization weighted S&P Restaurant Index, but each company in such index is weighted on an equal basis. The S&P 600 Restaurant Index  (Equal Weight) is derived from, and has the same constituents as, the capitalization weighted S&P 600 Restaurant Index, but each company in such index is weighted on an equal basis. The S&P 1500 Restaurant Index (Equal Weight) is derived from, and has the same constituents as, the capitalization weighted S&P 1500 Restaurant Index, but each company in such index is weighted on an equal basis.

The data has been prepared by Zacks Investment Research, Inc. Used with permission. All rights reserved. Copyright 1979-2011 - Index Data Source: Copyright Standard and Poor’s, Inc., a division of McGraw Hill. Used with permission. All rights reserved.

EXHIBIT B: PUBLICLY TRADED RESTAURANT COMPANIES WHOSE DIRECTORS SERVE AS
THE DIRECTOR OR OFFICER OF ANOTHER RESTAURANT COMPANY

Following is a list of restaurant companies traded on the New York Stock Exchange or Nasdaq that have one or more directors who serve as a director or officer of another restaurant company. All information presented herein is based solely on information made publicly available in filings with the Securities Exchange Commission.

Publicly-traded restaurant companies listed on the NYSE or NASDAQ – as of 12/1/2011.

Publicly-traded restaurant companies listed on the NYSE or NASDAQ – as of 12/1/2011.

EXHIBIT C

Following are provisions of the Tennessee Business Combination Act and Tennessee Control Share Acquisition Act referenced in the attached letter.  These provisions are excerpts from these statutes and are qualified in their entirety by reference to the full text of such statutes.

Tennessee Code

Business Combination Act

48-103-203.  Part definitions.

  As used in this part, unless the context otherwise requires:
…

(11) "Interested shareholder," when used in reference to any resident domestic corporation, means any person (other than such resident domestic corporation or any subsidiary of such resident domestic corporation) that:

      (A)  (i) Is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any class or series of the then outstanding voting stock of such resident domestic corporation; or

         (ii) Is an affiliate or associate of such resident domestic corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any class or series of the then outstanding stock of such resident domestic corporation;
…

(17) "Share acquisition date," with respect to any person and any resident domestic corporation, means the date that such person first becomes an interested shareholder of such resident domestic corporation;
…

48-103-205. Business combination prohibited for five-year period -- Exceptions.

Notwithstanding any other applicable provisions which may be contained in the Tennessee Business Corporation Act, compiled in chapters 11-27 of this title, or other Tennessee statutes to the contrary, no resident domestic corporation shall engage in any business combination, or vote, consent, or otherwise act to authorize a subsidiary of the resident domestic corporation to engage in any business combination, with, with respect to, proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with any interested shareholder of such resident domestic corporation or any affiliate or associate of such interested shareholder for a period of five (5) years following such interested shareholder's share acquisition date unless:

     (1)  Such business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the board of directors of such resident domestic corporation prior to such interested shareholder's share acquisition date, and the proposed business combination satisfies any additional applicable requirements imposed by law and by the charter or bylaws of such resident domestic corporation; or

     (2)  The business combination is not subject to regulation under this part by virtue of the provisions of § 48-103-207.

* * *

Control Share Acquisition Act

48-103-302. Part definitions.

As used in this part, unless the context otherwise requires:
…

(3)  (A) "Control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. All shares acquired within ninety (90) days and all shares acquired pursuant to a plan to make a control share acquisition shall be deemed to have been acquired in the same acquisition for purposes of this subdivision (3);
…

(4)  "Control shares" means shares which, but for the provisions of this part, would have voting power with respect to shares of a corporation that, when added to all other shares of the corporation owned by a person or with respect to which that person may exercise or direct the exercise of voting power, except by virtue of a revocable proxy or written consent, would entitle that person, immediately upon acquisition of the shares, to exercise or direct the exercise of voting power of the corporation in the election of directors within any of the following ranges of voting power:

          (A)  One fifth (1/5) or more but less than one third (1/3) of all voting power;

          (B)  One third (1/3) or more but less than a majority of all voting power; or

          (C)  A majority or more of all voting power;

provided, that "control shares" includes such shares only to the extent to which their acquisition causes the acquiring person to exceed any threshold of voting power set forth above for which approval has not been obtained previously pursuant to § 48-103-307;
…

(6) "Interested shares" means the shares of a corporation which are owned, or with respect to which an irrevocable proxy is held, by:

      (A) An acquiring person;

      (B) Any officer of the corporation; or

      (C) Any employee of the corporation who is also a director of the corporation;
…

48-103-303. Voting rights generally.

Control shares of a corporation that are acquired in a control share acquisition shall have only such voting rights as shall be conferred pursuant to § 48-103-307.

48-103-307. Shareholder approval of voting rights.

Control shares acquired in a control share acquisition shall have the same voting rights as all other shares of the same class or series only if approved by resolution of the corporation’s shareholders at an annual or special meeting convened pursuant to § 48-103-306. Such resolution must be approved at such meeting by the holders of a majority of all of the shares entitled to vote generally with respect to the election of directors except interested shares, which shall not be entitled to vote with respect to such resolution. If no such resolution is approved, such shares shall regain their voting rights upon transfer to another person unless such transfer constitutes a control share acquisition by the acquiror, in which case the voting rights of such shares shall be subject to the provisions hereof. Sections 48-17-104 and 48-17-208 shall not apply to the shareholder approval contemplated by this part.

*  *  *

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biglari Holdings Inc., an Indiana corporation (“Biglari Holdings”), together with the other participants named below, has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and accompanying proxy card to be used to solicit votes for the election of Sardar Biglari to the Board of Directors of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), at the 2011 annual meeting of shareholders of the Company.

BIGLARI HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, AND WILL CONTAIN, IMPORTANT INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834, BANKS AND BROKERS CALL COLLECT AT (212) 750-5833.

The participants in this proxy solicitation are Biglari Holdings, Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund, L.P., a Delaware limited partnership (the “Lion Fund”), and Sardar Biglari.

As of the date hereof, Biglari Holdings directly owns 2,147,887 shares of Common Stock of the Company.  As of the date hereof, the Lion Fund directly owns 140,100 shares of Common Stock.  Each of BCC, as the general partner of the Lion Fund, and Biglari Holdings, as the parent of BCC, may be deemed to beneficially own the shares of Common Stock directly owned by the Lion Fund.  Mr. Biglari, as the Chairman and Chief Executive Officer of each of BCC and Biglari Holdings, may be deemed to beneficially own the shares of Common Stock directly owned by Biglari Holdings and the Lion Fund.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.